Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

DALE ANDRES JOINS GATOS SILVER EXECUTIVE MANAGEMENT TEAM AS PRESIDENT

Denver, CO — June 1, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) is pleased to announce the appointment of Dale Andres as President, effective June 1, 2021. Mr. Andres will also assume the role of Chief Executive Officer for the Company’s wholly owned Mexican subsidiary, Minera Luz del Sol, effective June 1, 2021.

Mr. Andres is one of the Americas’ most accomplished mining executives, with over three decades of experience in the resource industry, of which 25 years were distinguished by increasingly senior positions at Teck Resources Limited (“Teck”), one of the world’s leading global mining companies. During his tenure at Teck, Mr. Andres held extraordinarily wide-ranging and senior responsibilities encompassing both base and precious metals. These spanned multiple key executive positions including Senior Vice President, Copper; Vice President, Copper Strategy and North American Operations; Vice President, Gold and International Mining, and General Manager, Underground Mines. In his most recent position, as Senior Vice President, Base Metals, Mr. Andres was responsible for both the zinc and copper business units, including the development of Teck’s $5-billion Quebrada Blanca copper project in Chile and served as Chair of the Board of the Antamina joint venture in Peru. Mr. Andres holds a Bachelor’s Degree in Mining Engineering from Queen’s University in Kingston, Ontario, and a Graduate Diploma in Business Administration from Simon Fraser University in Burnaby, British Columbia.

“We are delighted to welcome Dale to the executive team at Gatos Silver,” said Stephen Orr, Chief Executive Officer of Gatos Silver. “His stellar track record and extensive mineral development and production experience across base and precious metals are ideally suited to our asset base and fully aligned with our culture of operating excellence, safety, environmental stewardship and community engagement. We are looking forward to working with Dale to continue building value for all stakeholders of Gatos Silver.”

Dr. Thomas S. Kaplan, Chairman of The Electrum Group, Gatos Silver’s largest shareholder, stated “It is a wonderful testament to the institutional quality of Gatos Silver that an executive with Dale’s exceptional pedigree has joined the company’s leadership. In an era characterized by a marked scarcity of premier silver assets like Cerro Los Gatos, the increasing scarcity as well of experienced, world-class talent in the mining industry is becoming equally pronounced. Having taken Cerro Los Gatos up the value chain from initial discovery through to state-of-the-art production, we really couldn’t be any happier with this development.”

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district. The Company recently built and commissioned its first operating mine and mineral processing plant at the Cerro Los Gatos deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350